Exhibit 99.1

Kenexa Announces Common Stock Repurchase Plan

WAYNE, Pa. —February 20, 2008—Kenexa (Nasdaq: KNXA), a leading provider of talent acquisition and retention solutions, announced today that its Board of Directors has authorized a stock repurchase plan providing for the purchase of up to three million shares of the company’s common stock. The timing, price and volume of repurchases will be based on market conditions, relevant securities laws and other factors. The stock repurchases may be made from time to time on the open market or in privately negotiated transactions. The stock repurchase program does not require the company to repurchase any specific number of shares, and the company may terminate the repurchase program at any time.

Kenexa currently has 23,518,657 shares of common stock outstanding. As of December 31, 2007, the company had cash and cash equivalents and short term investments of approximately $96.5 million. The stock repurchase plan announced today follows the completion of the two million share repurchase program that was announced on November 8, 2007.

About Kenexa

Kenexa Corporation (Nasdaq: KNXA) provides software, services and proprietary content that enable organizations to more effectively recruit and retain employees. Kenexa solutions include applicant tracking, onboarding, employment process outsourcing, employment branding, skills and behavioral assessments, structured interviews, performance management, multi-rater feedback surveys, employee engagement surveys and HR Analytics. Kenexa is headquartered in Wayne, Pa. More information about Kenexa and its global locations can be accessed at www.kenexa.com.

Note to Editors: Kenexa is a registered trademark of Kenexa Corporation. Other product or service names mentioned herein remain the property of their respective owners.

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Contact MEDIA CONTACT: Sarah Teten Kenexa (800) 391-9557 sarah.teten@kenexa.com INVESTOR CONTACT: Kori Doherty ICR (617) 956-6730	Jeanne Achille The Devon Group (732) 224-1000, ext. 11 jeanne@devonpr.com